Exhibit 10.29

Executive and Director Compensation Exhibit

Per annum base salaries of the Executive Officers of the Company as of May 1, 2006:

Executive Officers	Per Annum Base Salaries as of May 1, 2006
Paul Cormier	$300,000
Michael Cunningham	$275,000
Charles E. Peters, Jr.	$325,000
Alex Pinchev	$325,000
Joanne Rohde	$275,000
Matthew Szulik	$400,000

Board of Directors’ retainers as of May 1,2006:

Directors	Board Retainer	Lead Director Retainer	Director Committee Memberships			Total Annual per Director	Deferred Stock Election
			Audit	Comp / Nominating
E. McDonald	$30,000		$10,000	$5,000		$45,000	100% of all compensation
M. Fox	$30,000		$10,000		$5,000	$45,000	50% of cash compensation 100% of equity compensation
W. Kaiser	$30,000	$20,000	$10,000		$0	$60,000	N/A
H. Shelton	$30,000			$10,000	$5,000	$45,000	100% of cash compensation 50% of equity compensation
W. Albrecht	$30,000		$20,000	$5,000		$55,000	50% of equity compensation
E. Kozel	$30,000			$5,000	$5,000	$40,000	100% of cash compensation 50% of equity compensation
N. Gupta	$30,000			$5,000	$5,000	$40,000	N/A

Director Stock Compensation Summary

•	Initial Election: 40,000 options, 3 year vesting

•	Annual Grant (on the earlier of (i) date of annual Shareholders Meeting or (ii) August 13, 2006: 10,000 options, fully vested

•	Deferred Stock Unit Conversion ratio: 35 DSU’s per 100 options